Exhibit 10.2

SUBLEASE

This Sublease Agreement (“Sublease”) is made as of this 31st day of January, 2004, by and between IDS Scheer Process Implementation Consulting, Inc. (previously known as Plaut Consulting, Inc.), a Delaware corporation having a principal place of business at 1055 Westlakes Drive, Suite 100, Berwyn, PA 19312 (“Sublessor”), and Lionbridge Technologies, Inc. a Delaware corporation having a principal place of business at 950 Winter Street, Waltham, Massachusetts, USA (“Sublessee”).

WITNESSETH:

WHEREAS, Sublessor is the Tenant under a certain Lease dated as of September 4, 1998 (“Prime Lease”), as amended by that certain First Amendment to Lease dated April 26, 2000 (“First Amendment”), with Bay Colony Corporate Center, LLC (currently doing business as Shorenstein Management, Inc.), a Delaware limited liability company (“Landlord”) (collectively the Prime Lease and First Amendment shall be referred to herein as “Lease”), a true copy of such Lease is attached hereto as Exhibit A; and

WHEREAS, pursuant to the Lease, Landlord leased to Sublessor certain premises (“Master Lease Premises”) located in the building commonly known as 1050 Winter Street, Waltham, Massachusetts (“Building”); and

WHEREAS, Sublessor and Sublessee desire to enter into this Sublease upon the terms and conditions herein contained; and

WHEREAS, pursuant to the executed Landlord’s Consent attached hereto as Exhibit B (or other such consent executed by Landlord), Landlord has consented to such Sublease.

NOW THEREFORE, in consideration of these presents and other good and valuable consideration paid by the parties hereto, the receipt whereof is hereby acknowledged, it is agreed as follows:

1. Incorporation of Recitals: Definitions The Recitals set forth above are incorporated herein as if set forth herein verbatim. Capitalized terms used herein and not defined herein shall have the meaning ascribed thereto in the Lease.

2. Use of Space

Sublessee shall be permitted to use the space as designated in Sections 2(g) and 8(a) of the Master Lease, as well as for software localization and related services or any other office use consistent with Class A buildings in the metropolitan Boston market.

3. Subleased Premises/Parking Spaces

a.	Subleased Premises: Sublessor does hereby lease to Sublessee approximately 21,205 rentable square feet situated on the second floor of the Building (“Subleased Premises”), which Subleased Premises is shown cross-hatched on the plan attached hereto as Exhibit C. The Subleased Premises does not include the portion of the Premises (approximately 6,273 rentable square feet, of which 3,286 rentable square feet is a Data Center) currently occupied by Adjoined Consulting, Inc. (“Adjoined Premises”). In the event that Adjoined terminates its sublease with Sublessor in accordance with the terms of the sublease agreement between Sublessor and Adjoined, then Sublessee shall have the right upon 90 days prior notice to add the Adjoined Premises to the Subleased Premises under the same conditions agreed upon by Sublessor and Sublessee herein and at the Base Rent rate of $17.00 per rentable square foot per year. Sublessor shall notify Sublessee if Adjoined notifies Sublessor of its intent to terminate its sublease with Sublessor within twenty days of receipt by Sublessor of such notice. In the event that Sublessee elects to add the Adjoined Premises to the Subleased Premises in accordance with this Sublease, then the terms and conditions of this Sublease shall also apply to the Adjoined Premises, and Sublessor agrees to pay any Additional Rent and Electrical Costs as defined in Section 4(b) below (including but not limited to the entire monthly electrical usage as measured by meter 40006027, plus the entire monthly electrical usage as measured by meters 40005843 and 40007293) for the Adjoined Premises.

b.	Parking Spaces: Sublessor shall have the right to use, at no expense, the indoor and outdoor parking spaces consistent with the terms of the Lease on a pro rata basis, which use by Sublessee shall be included in the Base Rent amount defined below. In accordance with the terms of the Lease, six outdoor and one indoor parking spaces will be available on a non-exclusive basis per every 1000 rentable square foot.

4. Rent

a.	Base Rent:

During the Term (as defined below) of this Sublease, Sublessee shall pay to Sublessor for use of the Subleased Premises the amount of $1,141,535.88, based on the rate of $17.00 per rentable square foot of the Subleased Premises, net of Electrical Costs and Additional Rent (“Base Rent”), which shall be paid directly by Sublessee to Landlord consistent with (c) below. Said Base Rent shall be paid in equal monthly installments of $30,040.42 on the first day of each and every month without offset, deduction (except as otherwise provided herein) or demand commencing on the Rent Commencement Date, payable as follows:

Year (# of months)	Annual Rental Rate	Annual Payment
2004(9)	$360,485.00	$270,363.78
2005(12)	$360,485.00	$360,485.00
2006(12)	$360,485.00	$360,485.00
2007(5)	$360,485.00	$150,202.10

b.	Additional Rent; Electrical Costs

i.	Additional Rent On or before the first day of each calendar month following the first year of the Term beginning on the Rent Commencement Date, Sublessee shall pay to Sublessor as additional rent (“Additional Rent”) an amount equal to the pro-rata incremental amount of Operating Expenses and Tax Expenses (as defined under Sections 7(a) and 7(b) of the Lease) over the amount of Operating Expenses and Tax Expenses (inclusive of any adjustments pursuant to Section 7(f) of the Lease) at the monthly rate charged by the Landlord as Operating Expenses and Tax Expenses for the calendar year 2004. Sublessee shall receive the same rights and obligations under Section 7(f) of the Lease as are available to the Sublessor in determining the pro-rata Additional Rent to be paid.

ii.	Sublessee’s Share of Electricity The term “Electrical Costs” shall mean the cost of electricity provided to and used by Sublessee at the Subleased Premises. Sublessee shall also pay directly to Landlord, at the prevailing rate of the utility company, that portion of Electrical Costs applicable to the Subleased Premises which shall be equal to two-thirds ( 2/3) of the monthly electrical usage as measured by meter number 40006027. Sublessor represents and confirms that electric rates for the Subleased Premises when fully utilized approximated $1.25 per rentable square foot per year.

c.	Payment of Rent Directly to Landlord: Notwithstanding the fact that the Sublessee is required to pay all Rent hereunder to the Sublessor, in the event Sublessor so directs, Sublessee shall upon thirty days prior written notice of such direction thereafter make all monthly payments of Basic Rent directly to Landlord and, accordingly: (i) Sublessor shall be solely responsible for the payment of the balance of any and all Basic Rent due to Landlord under the Lease after taking into consideration each month the amount of the monthly payment which is required to be made by Sublessee to Sublessor hereunder and paid by Sublessee to Sublessor hereunder and paid by Sublessee directly to Landlord; (ii) Sublessee shall not be in default hereunder as a result of the fact that it shall make such monthly payments directly to Landlord rather than Sublessor; (iii) in no event shall Sublessee be required to pay to Landlord any amount each month in excess of the monthly payments required to be made by Sublessee to Sublessor hereunder; and (iv) in the event Sublessor receives any notice from Landlord of a change in the address where Basic Rent payments under the Lease are required to be made, Sublessor shall immediately provide to Sublessee a copy of any and all such notices.

4a. Lease Commencement Date

The Lease shall commence as of February 1, 2004.

4b. Rent Commencement Date

The Rent shall commence as of April 1, 2004 and shall expire on May 31, 2007, unless sooner terminated pursuant to the terms hereof or at law.

5. Possession of Premises

Sublessor shall deliver possession of the Subleased Premises to Sublessee on or before the lease Commencement Date in full compliance of this Sublease and applicable law. Except with respect to the Equipment (as defined in Section 15 herein below) and as otherwise requested by Sublessee, Sublessor shall remove all of Sublessor’s trade fixtures, furniture and equipment from the Subleased Premesis.

6. Rights Under Lease Except as otherwise provided herein, as between Sublessor and Sublessee, Sublessor shall be entitled to all of the rights and remedies reserved by and granted to Landlord under the Lease as if Sublessor was the “landlord” under the Lease and Sublessee was the “tenant” under the Lease, and such rights and remedies are hereby incorporated herein by reference. In the event of any conflict between this Sublease and the Lease, the terms of this Sublease shall control. Upon the request of Sublessee, Sublessor will use its best efforts to cause Landlord to perform all of Landlord’s obligations under the Prime Lease.

7. Compliance with Lease Sublessor hereby covenants with the Sublessee that Sublessor, throughout the Term or any part thereof, shall timely and fully observe and perform all provisions of the Lease with respect to the Premises and that Sublessor will not do or permit to be done any act which will be in violation or breach of the Lease. Sublessor shall not terminate the Lease without the prior written consent of Sublessee. Sublessee hereby covenants with Sublessor that Sublessee, throughout the Term or any part thereof, shall timely and fully observe and perform all provisions of the Sublease with respect to the Premises and that Sublessee will not do or permit to be done any act which will be in violation or breach of the Lease.

8. Maintenance During the Term, Sublessee shall maintain the Subleased Premises in the condition set forth in the Lease, and at the expiration or prior termination of the Term, yield the same up in the same repair, order and condition in all respects as the Subleased Premises are as of the Commencement Date, reasonable wear and use, damage by fire and casualty and condemnation excepted. Notwithstanding anything to the contrary contained in the Sublease, Sublessee shall not be liable for, and Sublessee shall not be deemed to have waived by taking possession of the Subleased Premises or otherwise, any violations of applicable laws (including applicable laws pertaining to health and the environment) or restrictive covenants or other encumbrances relating to the Building that (i) occurred in whole or in part prior to the commencement date, including any violation continuing as of the Commencement date; or (ii) result in whole or in part from the failure of the Building or Land (as opposed to any particular operation or conduct of Sublessee in the Subleased Premises which may violate applicable laws or other provisions of the Sublease) to comply with applicable laws or restrictive covenants or other encumbrances; or (iii) result in whole or in part from the presence, release or disposal of asbestos or other hazardous materials on or from the Building or the Land, excluding only hazardous material placed on the Property by Sublessee. Further, Sublessee shall have no liability to correct any violation of environmental laws or to indemnify Sublessor for any violation of environmental laws unless such violation was caused by Sublessee’s placement of hazardous materials in the Subleased Premises.

9. Utilities Water and utilities other than electricity, heating and air conditioning shall not be provided to the Subleased Premises pursuant to, and in accordance with, the terms of the Lease, and Sublessor shall not be liable due to a failure for any of the foregoing to be provided to the Subleased Premises. Further, in no event shall Sublessor be liable to Sublessee for Landlord’s default under the Lease except if attributable to Sublessor’s breach of its obligations under the Lease.

10. Assignment/Subletting It is expressly understood and agreed that without the express written consent of Sublessor, which Sublessor agrees not to unreasonably withhold, and without the express written consent of Landlord, Sublessee may not assign this Lease or sublet all or any portion of the Subleased Premises or permit any person, firm or corporation to occupy any portion of the Subleased Premises as licensee or otherwise. In the event of any subletting, Sublessor shall be entitled to receive one half (½) of amounts received by Sublessee on account of such subletting, after deduction of one half (½) of the costs incurred by Sublessee in connection with such subletting, which are in excess of the amount payable by the Sublease hereunder.

11. Waiver of Subrogation By its consent hereto, Landlord agrees that the waiver and release by Landlord set forth in Section 16 of the Lease (“Waiver of Subrogation”) shall be binding on Landlord as to Sublessee and Sublessee agrees that the waiver and release by Sublessor in Section 16 of the Lease shall be binding on Sublessee as to the Landlord.

12. Insurance Sublessee will maintain, at is sole costs and expense, throughout the term of this Sublease, a policy or policies of insurance in conformity of the requirements set forth in Section 15 of the Lease; provided however, that notwithstanding anything to the contrary in the Lease, any or all insurance required of Sublessee by this Sublease may be provided by self-insurance or through a program of self-insurance.

13. Attorney’s Fees In the event of any legal action or proceeding brought by either party against the other arising out of this Sublease, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs incurred in such action (including, without limitation, all costs of appeal) and such amount shall be included in any judgment rendered in such proceeding.

14. Use of Furniture Sublessee shall be permitted to use the furniture and equipment (“Equipment”) in the Subleased Premises throughout the term of the Sublease. The Equipment is delivered on an “AS IS – WHERE IS” basis, and Sublessor makes no representations or warranties as to said Equipment. An inventory of the Equipment is attached hereto as Exhibit D. Sublessee agrees to maintain and care for said Equipment throughout the Term of the Sublease at its sole cost and expense. Upon the expiration of this Sublease and payment by Sublessee to Sublessor of all amounts due hereunder, all ownership rights to Equipment that are vested in Sublessor at the time of such expiration shall be transferred to Sublessee.

15. Real Estate Brokers Sublessee represents and warrants that it has negotiated this Sublease directly with the real estate broker identified herein this Section, and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for Sublessee in connection with this Sublease. Sublessor is responsible for the brokerage commission due to Meredith & Grew and Grubb & Ellis Company in connection with this Sublease. Brokers will be paid a fee by Sublandlord of $1.00 per rentable square foot per year according to the following schedule:

a.	One-third (1/3) of fee is due upon signing of the Sublease and Landlord’s Consent
b.	One-third (1/3) of fee is due upon the Commencement Date
c.	One-third (1/3) of fee is due upon Rent Commencement

16. Time is of the Essence Time is of the essence of this Sublease and each and all terms hereof.

17. Notices Any notice or other communication required or permitted to be given under this Sublease shall be in writing and shall be deemed to be delivered on the date it is hand delivered to the party to whom such notice is given at the address set forth below, or (ii) if such notice is mailed, the first attempted delivery on a business day if deposited in the United States Mail, postage prepaid, certified or registered mail, return receipt requested or recognized overnight courier or delivery service, addressed to the party to whom such notice is directed, or (iii) if sent via facsimile transmission, upon receipt of the confirmation report provided that a copy is mailed or delivered in accordance with (ii) above, at the address set forth below.

If to Sublessor: IDS Scheer PIC, Inc.

1055 Westlakes Drive, Suite 100

Berwyn, PA 19312

Attention: Legal

If to Sublessee: Lionbridge Technologies, Inc.

1050 Winter Street

Waltham, MA 02451

Attention: Chief Financial Officer

With a copy to: General Counsel

18. Default If Landlord defaults in the performance of any of its obligations under the Lease, Sublessor will, upon the written request of Sublessee, use it diligent good faith efforts to enforce the Lease and obtain Landlord’s compliance with its obligations hereunder.

19. Subordination to Lease This Sublease is subject to and subordinate to the Lease. The Sublessee covenants and agrees to execute any documents reflecting the foregoing and take any steps which may be necessary to consummate such subordination.

20. Rights of Entry Sublessor and Landlord and any authorized representative of Sublessor or Landlord shall have the right to enter the Subleased Premises to the same extent as Landlord is permitted under the Lease.

21. Security Deposit Sublessee shall pay to Sublessor on or before the Commencement Date, as a security deposit for the Subleased Premises, an amount equal to one month’s installment of Base Rent (“Security Deposit”). Upon termination of this Sublease, and less any costs incurred by Sublessor in restoring the Subleased Premises to the condition identified in Section 8 hereof, or less any payments due to Sublessor by Sublessee, Sublessor shall return such Security Deposit to Sublessee.

22. Miscellaneous

a.	This Sublease shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

b.	This Sublease constitutes the entire agreement between the parties hereto and no amendment, modification or alteration of the terms of this Sublease will be binding unless the same is in writing, dated subsequent to the date of this Sublease and duly executed by the parties to this Sublease.

c.	The covenants, agreements, terms, provisions and conditions of this Sublease shall bind and inure to the benefit of the respective permitted successors and assigns of the parties hereto with the same effect as if referenced in each instance where a party hereto is named and referred to.

d.	The waiver by Sublessor or Sublessee of a breach of any covenant, obligation or condition set forth herein shall not be deemed to be a waiver of any subsequent breach of the same or of any other covenant, obligation or condition of this Sublease.

e.	If any provision of this Sublease is declared invalid or unenforceable, the remainder of the Sublease shall continue in full force and effect.

f.	Paragraph headings are used herein solely for the convenience of the reference and are not to be construed as part of this Sublease.

g.	This Sublease may be executed in one or more counterparts, each of which shall constitute an original, but all of which together constitute one and the same instrument.

h.	Notwithstanding anything to the contrary set forth in the Lease or this Sublease, in no event shall either party be liable for consequential or special damages as a result of a breach of or default hereunder.

i.	The following exhibits are made a part hereof:

i.	Exhibit A:	Copy of Lease
ii.	Exhibit B:	Landlord’s Consent (sample format)
iii.	Exhibit C:	Site Plan of Subleased Premises
iv.	Exhibit D:	List of Equipment

23. Additional Provisions Regarding Prime Lease

a.	It is a condition precedent to the binding effect of this Sublease that Sublessor obtains Landlord’s consent to the execution by Sublessor (“Landlord’s Consent”) and Sublessee of this Sublease and the sublease by Sublessor to Sublessee of the Subleased Premises.

b.	Sublessor acknowledges that Adjoined Consulting, Inc. is another subtenant of Sublessor under the Lease and that the Subleased Premises is adjacent to the Adjoined Premises. At all times during the term of this Sublease in which Adjoined occupies the Adjoined Premises, Sublessee shall allow Adjoined to use conference room in the reception area of the Subleased Premises, but subject to the availability (i.e. Sublessor has first right to conference room).

IN WITNESS WHEREOF,	the Parties hereto have executed this Sublease as of the date first above set forth.

IDS SCHEER PROCESS IMPLEMENTATION CONSULTING, INC.		LIONBRIDGE TECHNOLOGIES, INC.

By:	/s/ Craig Silberman	By:	/s/ Stephen Lifshatz

Name:	Craig Silberman	Name:	Stephen Lifshatz

Title:	Director of Operations	Title:	Chief Financial Officer